Exhibit 99.1

Electromed, Inc. Appoints Brad Nagel as Chief Financial Officer

Accomplished medical device leader to fill key strategic role

NEW PRAGUE, Minn.--(BUSINESS WIRE)-- Electromed, Inc. (“Electromed” or the “Company”) (NYSE American: ELMD), a leader in innovative airway clearance technologies, today announced that its Board of Directors has appointed Brad Nagel as the Company’s Chief Financial Officer, effective November 14, 2022.

Mr. Nagel brings to Electromed over fifteen years of financial leadership and strategic planning experience with Fortune 500 companies. Most recently, Mr. Nagel held the position of Divisional Chief Financial Officer of Global Lung Health and Visualization at Medtronic and was a key contributor in driving the unit’s revenue growth. In that role, he served as the primary business partner to the General Manager and leadership team with a strategic focus on revenue growth, expense management, strategic product development and business development. Prior to his role as Divisional Chief Financial Officer, Mr. Nagel held various roles of increasing responsibility in finance, sales operations and accounting at Medtronic, Target Corporation and TCF Bank.

“We are thrilled to welcome Brad to the Electromed team,” Kathleen Skarvan, Electromed’s President and Chief Executive Officer, commented. “Brad is a dynamic financial executive with a superior track record of engineering growth and creating value in the medical device and retail industries. Through collaborative and cross-functional leadership, Brad has proven to be a high-impact leader with extensive background in developing high-performing teams. His financial, analytical and strategic acumen coupled with his leadership style makes Brad a strong cultural fit at this time when Electromed is poised for accelerating growth. I am confident he will be an excellent addition to the leadership team.”

Skarvan continued, “I would also like to thank Michelle Wirtz for stepping into the Interim Chief Financial Officer role during our search for a permanent Chief Financial Officer. Michelle has done a tremendous job in the interim position, exemplifying the spirit and dedication of the Company, and will retain her existing role of Corporate Controller. I am grateful to have a talented and nimble team.”

Mr. Nagel stated, “I am delighted to join Electromed at a time of significant opportunity for the Company and its stakeholders. I look forward to working closely with the team to support Electromed’s growth strategies and long-term success.”

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System, to patients with compromised pulmonary function. The Company is headquartered in New Prague, Minnesota and was founded in 1992. Further information about the Company can be found at www.smartvest.com.

Mike Cavanaugh, Investor Relations
ICR Westwicke
(617) 877-9641
mike.cavanaugh@westwicke.com

Source: Electromed, Inc.